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The following is a transcript of the interview between Dr. Mark Dybul, Chief Executive Officer of Renovaro Biosciences Inc. (NASDAQ:RENB) (“Renovaro”) and the Healthcare Americana Podcast, which was published on December 21, 2023. While effort has been made to provide an accurate transcription, there may be typographical mistakes, inaudible statements, errors, omissions or inaccuracies in the transcript. Renovaro believes that none of these are material.

Christopher Habig: Welcome to Healthcare Americana coming to you from the FreedomDoc Studios. I am your host, Christopher Habig, CEO, and co-founder of Freedom Healthworks. This is a podcast for the 99% of people who get care in America. We talk to innovative clinicians, policymakers, patients, caregivers, executives, and advocates who are fed up with the status quo and have a desire to change it. We take you behind the scenes with people across America that are putting patients first and restoring trust in American healthcare. Today’s conversation dives a little bit more into what I’m going to call the macro aspects of innovation in medicine, really, and where that really comes into for our purposes here on this episode of Healthcare Americana is exploring biosciences, exploring the research, exploring the new cutting-edge technologies in cancer care, cancer therapy. So please welcome, Dr. Mark Dybul, CEO of Renovaro Biosciences, and professor of medicine at the Georgetown University Medical Center. Dr. Dybul, thanks for joining us here on Healthcare Americana. It’s a pleasure to chat with you.

Mark Dybul: Great to be here with you, Christopher. Thanks for inviting me.

Christopher Habig: Whenever we mention cancer, it’s always in this worst-case scenario. People are like, “Oh my gosh. This is it. This is terrible.” It affects so many of us, and it’s almost like, we have this mindset that we catch it early, we’re good. We catch it late, I’m sorry, this is absolutely tragic, because there’s a lot of pain that goes through it from treatment therapy, from a mental aspect of it. But from what your work there at Renovaro Biosciences, you guys are focusing on the treatment side of it, and doing some really, really fascinating things that really you’re not advocating for, “let’s inject a lot of radioactive materials into our body, and then see what happens.”

Mark Dybul: Yeah, no, I think you’re exactly right. We actually have a vision for a world free of toxic chemotherapy. I think we can achieve that in our lifetime. We do that by pushing the immune system to see cancer in a new way. Obviously, the immune system is failing. Otherwise, it would keep the cancer from growing. But if we can stimulate the immune system in a new way, so that it sees the cancer in a different way, then it should be able to kill and attack it, and control it, potentially eliminate it, but at least control it. And if we can do that, then we don’t have to give chemotherapy, which destroys other parts of our body, not just cancer, and that hurts our own immune system, that then sets us up for other cancers, or other diseases down the line. We need a world in which we’re not killing more than the cancer cells. The immune system is the key to that. We have a very unique approach to it, using cells from other people, allogeneic cells, because that’s the most potent stimulator of an immune response, and then, genetically modifying the orchestrator of the entire immune system, the dendritic cells, so that they can do an even more powerful job of drawing in all the different parts of the immune system, and load it with the cancer so that it’s a personalized approach. Really, I think the key to me here is we keep thinking we’re smarter than the immune system, or smarter than nature, and we’re not. We know a lot about the immune system. We know a lot more than we did when I started working at NIH 20 years ago. In fact, Drew Weissman, my first supervisor just got the Nobel Prize for COVID vaccine, and Tony Fauci was my mentor, and I ran a section of his lab. We worked with what are called dendritic cells back then, because they orchestrate the immune system. We’ve learned a lot in the last 20 years, but we still identify new cell types, we identify new interactions between different parts of the immune system. So why pick a T cell or an NK cell? Why not orchestrate the entire immune response and allow the immune response to do what it does best? Which is figure out how to react best to what’s threatening it, such as cancer. That data that we have are pretty spectacular. In multiple animal studies, we see the exact same results, all conducted independently by Dr. Anna Jewett, a leader in the field at UCLA, and just run through what they are, what she calls the holy grail of cancer research. We see an 80% to 90% reduction of tumor size. We see the predicted immune response. So, identifying key parts of the immune system that is being activated by our technology. The third thing is when you look what’s left in that tumor sack, what’s left in that 80% to 90%, what we see as effector immune cells. So, still actively killing the cancer after only one round of therapy. Fourth, the fourth piece is no metastases. And that’s in five independent animal studies with different models. That’s not common, you don’t usually see that kind of consistent data. So, we’re very excited about bringing that to the clinic, but we’re also – which we expect to do by the end of next year. Because we’re targeting cancers that are difficult to treat, starting with pancreatic cancer, triple negative breast, potentially liver, and other cancers that are very difficult to treat, that allows you to then move through the regulatory process very quickly. But theoretically should work for any solid tumor, which is 80% of all tumors in the world, 80%. So we’re very excited about that, but the other part we’re excited about is we’re in the process of, and we have to wait for a proxy vote, but we’re in the process of combining with an AI company, GEDiCube, which has an outstanding technology that’s been developed over 10 years – award winning – that will help us, I think, with blood samples, be able to detect cancer early, detect recurrence early, and even predict which therapies will work better, which can lead to drug discovery, new drug discovery. So putting it all together, vertically integrated from diagnosis, to picking up recurrence, to predicting therapeutic response, to having immunotherapy based in genes, our knowledge of genetics that could free us from the toxicity of chemotherapy. It’s a very exciting time. As you can tell, I’m pretty excited about where we are.

Christopher Habig: Yeah, absolutely. For our listeners, we have to go back and rewind the episode a little bit there, so they can see all four or five different points that you mentioned there because I think each one of them warrants a discussion. I’m going to go back to what you’re saying. Your work at NIH, and you’ve done amazing work on a global scale for antiretroviral therapy from the U.S. President’s Emergency Plan for AIDS Relief under the George W. Bush administration, hung on there with the Obama administration for a handoff. So you’ve been operating at very high levels of government, went on to head the Global Fund to Fight AIDS, Tuberculosis, and Malaria. This has been your world for so long. I’m curious from your standpoint, and then, I want to talk about traditional cancer therapies. But from your standpoint, how was that switch from really the public side of business, and I love how a lot of your writings mentioned that you basically had to build startups within the US government, which made me laugh because I’m like, “Oh my gosh. I don’t even know if I know how to unwind that statement right there.” But building cohesive organizations within the massive federal government, and then switching out into heading up a cutting edge, like I said before, Biosciences company. Walk us through that journey that you had in how you bring all your experiences together.

Mark Dybul: Yes. Startups in the US government are the most difficult thing you can possibly do. People tell me how difficult it is to run a public company. I’m like, “That’s nothing compared to doing a startup in the US government.” When we started, we had eight people in the basement of the State Department with no budget. Within five years, we grew the organization to six and a half billion dollars, and around 10,000 people throughout the world, building supply chain systems for antiretroviral therapy, which you have to take every day, in Africa, where every public health official or most public health officials said, “That’s impossible, you can never do it. You’ll never get the therapy out.” We met our goals on target, on budget, and on time. Not something you normally see in the government. We actually did it across agency, which is also something you don’t see. So it was the State Department, the Department of Defense, Department of Health and Human Services, something called USAID, which is our big development agency, Peace Corps. We had to bring them all together, and work in countries all over the world, but principally in Africa, focused on 14 countries, but really 30, to build all that infrastructure, which didn’t exist. That’s a startup, that’s a massive startup in five years. You learn a lot from that. Then, we did the same thing internationally with the Global Fund to Fight AIDS, TB, and Malaria, which is a great organization, which actually is global by nature. So all of the large countries in the world contribute to it. People like Bill Gates, very involved, Bono, many other private sector organizations, private foundations, and bringing all of them together. When I took it over, it was actually struggling quite a bit. A number of the donors that pulled out. It didn’t have the structures internally to operate in a business manner. We had to reform, and transform that organization, and grew that from three billion to four and a half billion dollars with restored confidence. It’s now around $5 billion a year. Those experiences have taught me how to work with people, how to partner, how to build organizations from the ground up, and how to get global reach quickly. That’s something you can’t replicate in many ways.

Christopher Habig: The work that you headed up, I see saves over 50 million lives globally, which I – that’s worthy of a round of applause there. But Dr. Dybul, none of that did I hear anything about cancer. Where did you sleek from infectious diseases and AIDS? Where did you go from that into cancer treatments?

Mark Dybul: Well, actually, cervical cancer is very related to HIV, and some other cancers, but particularly, cervical cancer. And 18-year-old girls were dying from cervical cancer, because they had HIV, and it suppressed their immune system. We’ve been exploring the immune system in cancer, and we’ve been exploring the immune system in infectious diseases. It’s the same immune system. And I’ve been very involved in – we’ve been exploring the immune system in cancer and we’ve been exploring the immune system in infectious diseases, it’s the same immune system. And, so, I’ve been very involved in bringing those worlds together. But also, involved in scaling up cervical cancer therapies or vaccines, relatively simple therapies if you catch it early, in Africa as well. But the jump to cancer was really because cancer is the – HIV, TB, malaria, of course, devastating diseases –but cancer is the second leading cause of death in the United States, leading cause of death across many, almost every country in the world, and it’s growing, we just haven’t diagnosed it. In places like Africa, India, China, liver cancer is one of the leading causes of death in Asia, for example. It wasn’t much of a leap because the immune system is the same. We’re talking about immunotherapy. What we’re working on is immunotherapy, and that’s my background. I’m a trained immunologist. But also, because of the global reach of cancer. And, so, I have to say, even though the global fund saved 50 million lives, and PEPFAR, the President’s Emergency Plan for AIDS Relief, 25 million lives. I’m more excited or as excited about what we’re doing, and the possibility of that same type of impact, and in fact, greater impact, and to do it without the toxicity of chemotherapy. But then, you add in the AI component, on the technology, health tech, and the capacity to do with blood tests. This is what GEDiCube is working aggressively on with the simple blood test, to be able to diagnose cancer early. As you said, the earlier you diagnose it, the better. To pick up recurrence faster, and then to predict what therapy would be most effective. That’s hyper exciting. Then you linked that to the potential for research, and development, a new drug discovery out of all of that work, in addition to the therapies we’re designing. I can’t imagine anything more exciting to be involved in.

Christopher Habig: I’m curious about your light-bulb moment. From an entrepreneur, from my side of it, living in the world of startups my entire career. I love it when people describe their light-bulb moment of, “this is when I had this idea.” When was your light-bulb moment when you said, “Chemo is just not going to cut it anymore. We need to go do something else”?

Mark Dybul: I probably had a number of light-bulb moments. But like many people, I’ve had people in my life who have died from cancer. My grandfather refused chemotherapy, because he wanted to live what time he had left in a healthy way. I’ve seen too many people, both through my medical practice, but in my personal life suffer with chemotherapy, and then just get another cancer because of the chemotherapy that they had. They do okay the first time around, but the cancer damaged their immune system, so much that they have another cancer later. That’s what we’re learning more and more. Anything that harms our immune system makes us susceptible to cancer and many other diseases. My light-bulb moments have been, we cannot keep going this way and watching people die, or live with chemotherapy. We should have healthy therapies, healthy long lives. We’ve all had those personal experiences. The light-bulb moment when I saw what was possible with our therapy came with the first results from UCLA, which are some of the best results I’ve ever seen in response. But then, after five subsequent experiments that show those huge impacts, reduction in the size, immune response, effector cells left in the tumor sac still eating up the cancer and no metastases. That’s, as Anna says, that’s the holy grail of cancer research. Then, linking that to AI, that’s not a light bulb. That’s like a bolt of lightning when you can put those together. There have been multiple moments along the way, but where we are now with this combination, with advanced award-winning AI technology, the sky’s the limit here. And in rapid time, in rapid time, because we’re again, going after cancers early on that are difficult to treat, which allow you – it’s not the same as early use authorization, like we got for COVID vaccines, before the phase three trials were done. With CAR T and other therapies, you can get approval, just not based on a phase two study with dozens of patients, not hundreds. We are very excited about the potential to be in clinics, treating people on a commercial basis, as early as the end of 2025. Not that far away.

Christopher Habig: That’s fantastic. I do want to dive in deeper on really what it means to retrain an immune system here. Dr. Dybul, we’re going to take a quick break. We’re going to hear from one of our fantastic sponsors over at Wrenne Financial. Back to our regularly scheduled programming. Once again, we are talking with Dr. Mark Dybul, the CEO of Renovaro Biosciences, also professor of medicine at Georgetown University Medical Center. Dr. Dybul, you mentioned right before the break how you’re seeing incredible results coming from treating pancreatic cancer, and it’s not metastasizing. It’s retraining the immune system. I am really curious about that, because it’s not just, “Hey, we’re going to put the immune system on a workout regimen here, and hop on the treadmill five times a week, and away we go. What does it mean when you say we have to retrain our immune systems?

Mark Dybul: Well, obviously, if you’re suffering from cancer or other diseases, your immune system is broken down. It’s not having the effect it should. It’s not controlling the cancer. Many cancers are – pancreatic, being one of them have evolved, so that they can protect themselves from the immune system. They actually secrete things that block the ability of the immune system to reach them. You have to retrain the immune system to see the cancer in a different way, and to overcome some of these blocks. We don’t know all the specifics about how to do that, but we do know what orchestrates the immune response. We do know that cells from another human being have the strongest immune reaction, because the biggest threat to us, a cell from another person could come in and take over our bodies. That’s why when we give allogeneic transplants, we wipe out the person’s immune system. Well, you don’t have to do that if you regulate it enough. We take dendritic cells that we create from stem cells, which are the orchestrator of the immune system from another person, which allows them be off the shelf, by the way, because you don’t have to get them from the person, and design them. But you actually have them designed already. But then, we genetically modify them based on the knowledge that we have about key things that sit on the surface of a dendritic cell that signal different parts of the immune system. We up regulate those key receptors, those key signals that the dendritic cells give. We increase every part of the immune response. Cells from another person, dendritic cells is the key to the immune system, and up regulating receptors that orchestrate that, and then we load the personalized tumor from an individual onto that dendritic cell, and give it back to the person, give it to the person. As soon as basically we get a sample of the tumor, and the type of definition, what’s called MHC that says, this is who I am from a cell perspective, we can pull up the shelf, the frozen dendritic cells that are already genetically modified, put the cancer, and send it back. Take about two weeks. That retrains the immune system to see the cancer in a different way, which is why we believe we’re seeing spectacular results. The same way AI trains algorithms to search for things. We’re basically taking a bottom-up approach of basic science, telling us what to pursue in the immune system but then using AI from a top-down agnostic, put as much data in as you can, including from our own trials, to diagnose early, detect recurrence early, predict whether or not therapy is going to work. So that’s hugely important. Let’s take PD-1 inhibitors. PD-1 inhibitors are first-line therapy for some cancers, lung cancer, liver cancer, but there’s a 60% failure rate. With AI, maybe we can figure out who will fail and who will succeed. That’s hugely important for a person, rather than waiting six months to find out that that your cancer has been growing for six months, because you had a drug that wasn’t going to work. If we could predict, that’s going to highly likely to work or highly unlikely to work, then the person doesn’t have their cancer growing for six months, and they can start something else. It also saves the health system from spending all that money on a product that is highly unlikely to work. Then in the people where it doesn’t work, you can actually look for and train the models to look for what else might work and start identifying new products, new discoveries. Then of course, we have our own immunotherapy. Putting it all together, it’s quite a massive package of opportunity to provide healthier, longer lives to people threatened by cancer and other diseases.

Christopher Habig: The advent of AI is obviously world changing. We’re having conversations about what it could potentially do that we wouldn’t be having this conversation six months ago. It’s impossible to know how quickly this is, this is really risen in our world becoming relevant. I’m curious when you mentioned things like stem cells and AI. Are there any detractors out there who are trying to throw up blocks and being like, “Oh, we can’t do this. It’s moving too quickly. We don’t know things.” Any challenges that you’re facing from the external and internal factors?

Mark Dybul: There definitely are concerns in – President Biden just issued an executive order about this actually –AI, people think about social media and the some of the risks there. But there are also risks, but very minimal in bio, in the biosphere, in the bio world. It’s at a very specific moment, that doesn’t really affect us around protein synthesis, and other areas. That could potentially have biosecurity risks. And great, the administration stepped up on it. The UK actually has a summit going on right now with Prime Minister Sunak about this. So there are some risks there. But I think, what people need to understand is the opportunities are enormous, and we can control the risk. That’s what the administration did, and that has nothing to do with the work we’re doing. Stem cells, there’s been a long history of stem cell debate, but we use stem cells that you find in the periphery. We take stem cells from people’s blood, and then we mature them in the laboratory to become dendritic cells. We don’t have to go and draw stem cells from bone marrow or from other places. That’s one of the reasons we’ve seen such great results, I think. Others are using different types of dendritic cells that come from something called a monocyte, which is already partially differentiated. We know from our own studies that monocyte derived dendritic cells – I know this from back when I worked in the lab at NIH – don’t have the same potential, not surprisingly, because they’re already partially differentiated as a pure stem cell. So we use the stem cells. We can do that more easily, because we take them from another person. Again, it’s a combination of things. We keep thinking we can outsmart the immune system. We’re kind of working to outsmart the immune system, by using the things we know will hyper stimulate the response. That will retrain, or does appear to be retraining the immune system. Again, the results that we’re seeing in five different studies are pretty remarkable. But again, you add the AI component, I mean, just imagine, and this is not fantasy. As you said, six months ago, we couldn’t be having this conversation. We can imagine a world in which a person comes for a regular physical exam, your annual exam, or at least at my age. You’re too young, you don’t need an annual one. But you do an annual physical exam and blood is drawn. You run it through screening, right now it has to go to a laboratory, but we’re not far off from being able to do it in the lab. You just take the blood and put it on a pore, and stick it in a computer, and it’ll do the readout. We’re not that far from that. So imagine, someone comes in for a regular physical exam, blood is drawn. You put it through the system, you detect early cancer, and it predicts what therapy you should use. Instead of the months long cycles that we go through now, and then pick a drug that might not work, you can identify the cancer is there, you get it early, you treat it with something that’s most likely to work, more likely to work and then, because the detection is the same, you can pick up recurrence faster. So, if someone’s got cancer coming back, you can jump on it earlier, and maybe predict a new response. Then, you’ve got the therapeutic vaccine that we’re working on that doesn’t involve toxic chemotherapy. That world, free from – where we can pick up cancer early, predict the best response, free from toxic chemotherapy. It’s in our reach, it’s really within our reach. Now, you can’t say we’re there yet. But the technology is moving so quickly, and our capacity is moving so quickly that with companies like us, I think we can succeed. I would say, you see large pharmaceutical companies buying up AI companies left and right, I know enough from my experience, that that’s really hard, that the culture clash of large pharma, and kind of the bottom-up science, and they try to throw AI tech. Tech people are not biologists, they’re not immunologists. The people we work with start in FinTech and shifted to HealthTech. That kind of agnostic algorithm is very different than the bottom-up science. If you have to go into a system that is built around that bottom-up science, there’s going to be that culture clash. We’re small, we’re nimble, we understand each other. So we’re getting the best of both worlds, and we structured ourselves for success by having subsidiary companies, so that each component will be able to move on their own, but then, also, work together. Now, again, we’re waiting for proxy, but we’ve signed a definitive agreement until we can get the shareholders to vote. But putting all that together, that’s where the exciting things happen. That’s something I learned in the work I did, bringing the world together, bringing the US government together to support many countries in Africa, bringing the world together to fight disease, there’s a way to do this, and most people fail at it. But there’s a successful way to bring people together, and we think we have the experience and the team to do that.

Christopher Habig: The key word in all of this, and I am shaking my head, yes, on this one is the innovation. I smiled during like, “Well, the big companies come in, and they grab the small ones, and there’s complete culture clash.” I’m like, “Oh, yeah. We live it every single day.” In my world, when we help physicians, mostly primary care, so internal peds, and family medicine physicians start out on their own private practices. What we get back is the fact that they’re able to install more advanced treatment options, more again, cutting edge – I feel like I’ve said cutting edge 100 million times in this episode – but they’re able to do that, because they’re cutting through the red tape and bureaucracy that held them back as a practitioner from the hospital. Very much apples-to-apples comparison. In a lot of those lines, where my thoughts are going is, how do you put your technology in the hands of the front level, frontline medical practitioners, physicians, the nurse practitioners, the PA, how do you get your technology into the people who can actually put this in front of patients?

Mark Dybul: Yeah, and that’s a great question because in the United States alone, generally, from the time guidance changes to the time we adopt something in widespread practice is eight to 10 years, because people don’t think about this. This is something we think about a lot. We do everything in parallel. We don’t wait until we have an IND to start putting things through systems so that we can start the studies right away. We’re already working on where we’re going to do our clinical trials, we’ve already identified that, and we’re already working with the health systems to do the studies, even though we’re not going to start them for about a year. In a similar way – and this is, I think, one of the great things about how we’re able to work. The early cancer products, the early AI products, the tests that we’re talking about will have commercialized, we believe early next year. We’re already starting to talk to the major hospital systems, public and private, because of our paths, both on the GEDiCube side, and on our side, on the Renovaro side, we have access and connection too. We’re already in the UCLA system, or the UC system, which is one of the biggest systems in the United States. We’re talking with the Cleveland Clinic, the National Health System in the UK, the VA medical system, so those systems. But also, then the societies that draw the clinicians. There are many of them from oncology, and then there are subgroups within the oncology for different cancers. We’re focusing on pancreatic cancer, triple negative breast. Those are big societies that we can engage with and get information to oncologist. But then, even getting down to the individual practitioners, including sole practitioners, especially with that vision of down the line, being able to do it in your own clinic. And then, the clients and patients themselves, reaching them, and technology makes all that possible. Technology isn’t just to design products. Technology is to reach people, and to use a network in partnership. That’s something that I’ve spent a lifetime on, both within the US government, within countries all over the world, 100 countries where I’ve run programs, and globally. Those partnerships are like second nature to us, but you have to do it. You can’t just assume people are going to pick it up and do it, which we know from the COVID vaccine and others. You have to spend the time to listen to people, and to reach them, and reach them where they are. When you do that, anything’s possible. It’s at every level that you have to bring the information, and let people know that they own it. It’s their decision. It’s the oncologists and – and it’s the patient’s decision. And when you bring that power – and they already have the power – but when you open that power, anything’s possible. That’s why we think we’ll be able to move very quickly. The other thing, of course is, the technology we’re going to bring on the AI front is the same group of people where the vaccine is going to – the therapeutic vaccine will go, to the same group of oncologists, the same group of patients. And, so, we’ll be able to build from strength to strength. That’s why we’re very excited. But I’m glad you raised that, because a lot of people, and especially companies, don’t necessarily think about all those pieces. And the fact that you really need someone to want products, you can’t just put them on the market.

Christopher Habig: Absolutely. We focus there a lot, because in my mind, a fifth of our nation’s economy being in healthcare is built on the interaction between a physician and a patient, and we could do amazing things just together as a society, or as innovative companies like yourself. But if the end user isn’t benefiting from it, the market’s not going to see it, the market’s not going to realize it. And I think a lot of people say, “I have this great idea here,” but there’s no marketing strategy, or go-to market strategy whatsoever. They rely on hospitals, like we talked about, that are mired with red tape, and bureaucracies, and they want to know, really what their formulators are going to do, and they’re going to have rebates on drugs. All this crazy, crazy, crazy stuff, once you start peeking under the hoods. And, so, that’s where I get to sit from the private practice, advocate model and saying, there’s a ton of people out there in independent networks who really would thrive, getting out there and getting the latest and greatest, and really seeing how it does. Look, I think there’s a lot of cancer patients out there who would be willing to raise their hand and say, “I’m up for something that’s” – I’m going to use the word experimental, just because I don’t know better here, doctor – but somebody’s raising their hands like that, and that’s really where the pioneers have blazed the trails all the way in the past.

Mark Dybul: Not just in big cities, and not just big university segments, but all over the country, all over the world. If you have that mindset of, we’re not just going to big hospitals, we’re not just going to big centers, we’re going where people are, and reaching those people, those individuals. My primary health care doctor is a sole practitioner. There aren’t many of them left, but that’s who we want to reach. That’s who we’re going to reach, and the individual people, so that they have the knowledge, and drive the decision too. But not overriding the doctor-patient relationship, because that’s such an important relationship as you point out. And giving each of them the knowledge, and the ability to make those decisions. That’s what I’m so excited about the technology you can bring to them, both by having the knowledge, but also the technology that will allow them down the road in their offices, to do these tests rapidly, so that they can make decisions in real time together. That’s the vision we’re aiming for, and that’s a vision that I think we can achieve.

Christopher Habig: Dr. Dybul, I almost ended there, because that was brilliant, and I loved it, every single minute of it. But I’m curious about it, you have such a wide-ranging experience. What’s your number one piece of advice you give to somebody who’s starting out the medical profession, and looking to do amazing things, save lives, but feels like their innovative approaches aren’t just getting listened to. What’s your advice to somebody in the medical profession who really wants to innovate, but is struggling?

Mark Dybul: Don’t give up, think big and push. Everyone told us we couldn’t do the things I’ve been involved with, and have achieved. If someone closes a door, go find one that’s open, or open a window, and jump through it, and use technology, because technology allows you access in a way that you can’t get in a bureaucratic system. So use technology where you can, where you need to, but don’t ever give up. Don’t ever let someone tell you, “No.” If everyone told us “no, PEPFAR wasn’t going to work, the Global Fund couldn’t be reformed,” fix it all. Everything’s possible. There are always a thousand reasons people will give you, “You can’t do something.” Find the one reason you can, and you’ll do it.

Christopher Habig: Dr. Mark Dybul, CEO of Renovaro Biosciences, thank you so much for joining us here on Healthcare Americana.

Mark Dybul: Thank you, Christopher.

Christopher Habig: Before we end, a quick message from our sponsor, FreedomDoc. Physician burnout is a killer. It is driving our best and brightest out of medicine. The only solution to burnout is to be your own boss. The easiest way to be your own boss is to join the FreedomDoc physician network. If you’re ready to be your own boss and take control of your practice, visit our website, freedomdoc.care to learn more and schedule a consultation with one of our experts. FreedomDoc, accessible concierge healthcare. Well, folks. That’s going to do it for this episode of Healthcare Americana. If you haven’t yet, be sure to subscribe to this show on your favorite podcast platform. Check us out online at healthcareamerican.com to catch previous episode. Subscribe to our mailing list and visit our online store. Once again, I am your host, Christopher Habig. Thanks for listening.

Forward-Looking Statements

This transcript contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, included in this communication that address activities, events, or developments that Renovaro or GEDi Cube expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “would,” “may,” “plan,” “will,” “guidance,” “look,” “goal,” “future,” “build,” “focus,” “continue,” “strive,” “allow” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements include but are not limited to, statements regarding the proposed Transaction, the expected closing of the proposed Transaction and the timing thereof, and as adjusted descriptions of the post-transaction company and its operations, strategies and plans, integration, debt levels and leverage ratio, capital expenditures, cash flows and anticipated uses thereof, synergies, opportunities, and anticipated future performance. Information adjusted for the proposed Transaction should not be considered a forecast of future results. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. These include the risk that cost savings, synergies and growth from the proposed Transaction may not be fully realized or may take longer to realize than expected; the possibility that shareholders of Renovaro may not approve the issuance of new shares of Renovaro common stock in the proposed Transaction; the risk that a condition to closing of the proposed Transaction may not be satisfied, that either party may terminate the Transaction Agreement or that the closing of the proposed Transaction might be delayed or not occur at all; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the proposed Transaction; the occurrence of any other event, change or other circumstances that could give rise to the termination of the stock purchase agreement relating to the proposed Transaction; the risk that changes in Renovaro’s capital structure and governance could have adverse effects on the market value of its securities and its ability to access the capital markets; the ability of Renovaro to retain its Nasdaq listing; the ability of GEDi Cube to retain customers and retain and hire key personnel and maintain relationships with their suppliers and customers and on GEDi Cube’s operating results and business generally; the risk the proposed Transaction could distract management from ongoing business operations or cause Renovaro and/or GEDi Cube to incur substantial costs; the risk that GEDi Cube may be unable to reduce expenses; the impact of the COVID-19 pandemic, any related economic downturn; the risk of changes in regulations effecting the healthcare industry; and other important factors that could cause actual results to differ materially from those projected. All such factors are difficult to predict and are beyond Renovaro’s or GEDi Cube’s control, including those detailed in Renovaro’s Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K that are available on Renovaro’s website at www.renovarobio.com and on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov. All forward-looking statements are based on assumptions that Renovaro and GEDi Cube believe to be reasonable but that may not prove to be accurate. Any forward-looking statement speaks only as of the date on which such statement is made, and neither Renovaro nor GEDi Cube undertakes any obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Important Additional Information Regarding the Merger Will Be Filed with the SEC and Where to Find It

In connection with the proposed Transaction, Renovaro intends to file a proxy statement (the “proxy statement”), and will file other documents regarding the proposed Transaction with the SEC. INVESTORS AND SECURITY HOLDERS OF RENOVARO ARE URGED TO CAREFULLY AND THOROUGHLY READ, WHEN THEY BECOME AVAILABLE, THE PROXY STATEMENT, AS MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND OTHER RELEVANT DOCUMENTS FILED BY RENOVARO WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT RENOVARO, GEDI CUBE AND THE PROPOSED TRANSACTION, THE RISKS RELATED THERETO AND RELATED MATTERS.

Once complete, a definitive proxy statement will be mailed to the stockholders of Renovaro. Investors will be able to obtain free copies of the proxy statement, as may be amended from time to time, and other relevant documents filed by Renovaro with the SEC (when they become available) through the website maintained by the SEC at www.sec.gov. Copies of documents filed with the SEC by Renovaro, including the proxy statement (when it becomes available), will be available free of charge from Renovaro’s website at www.renovarobio.com under the “Financials” tab.